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ZERO CORPORATION SELLS OPTION ON BURBANK PLANT SITE TO NATIONALLY PROMINENT
FORD DEALER

LOS ANGELES, California (June 30, 1997)--ZERO Corporation (NYSE/PSE:ZRO) today announced that it entered into an Option Agreement on June 27, 1997, with Herbert F. Boeckmann, II, owner of Galpin Ford (the largest retail volume Ford dealership in the United States) for the sale of its former manufacturing site in Burbank, California. Since 1991, portions of the property have been rented on short-term bases.

     The Option Agreement provides for an initial option period of 90 days with a 30-day extension. There is no assurance that the option will be exercised. If the option is exercised, the property will be sold for $12.75 million resulting in a gain of approximately $9 million before applicable income taxes.

     ZERO Corporation's primary business in protecting electronics, where it serves the systems packaging, thermal management and engineered case requirements of the telecommunications, instrumentation and data processing markets. ZERO also serves the air cargo industry and produces the famous line of ZERO Halliburton(R) cases for consumers worldwide. More information on ZERO is available at its home page at www.zerocorp.com.



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